EXHIBIT 99.1
FOR IMMEDIATE RELEASE
April 4, 2007
Bayou City Exploration, Inc. Announces Robert Burr Named Interim President and Chief Executive Officer
and a Major Restructuring of the Company
FOR ADDITIONAL INFORMATION PLEASE CONTACT ROBERT D. BURR, PRINCIPAL EXECUTIVE OFFICER, BAYOU CITY EXPLORATION, INC. AT (800) 793-3389.
(HOUSTON, TEXAS) Bayou City Exploration, Inc. (OTCBB: BYCX) announced that Robert. D. Burr, the current chairman of the Company, has been named the new President and Chief Executive Officer on an interim basis. As part of a restructuring the Company is closing its Houston, Texas office and moving the operations to Bowling Green, KY in order to decrease overhead, consolidate operations and reduce the number of personnel on staff. Additionally, W. Wayne Hardin has resigned as President and Chief Executive Officer, D. Edwin Suhr, Jr. was terminated as Senior Vice President and Richard M. Hewitt resigned as Director. The Company is closing the Houston office and terminating the remaining employees effective May 1, 2007, although some of this support staff may be retained on a contract or temporary basis.
The Company has filed for an extension to submit the annual report on 10-KSB, and the report should be released within the fifteen day extension period provided by SEC regulations. The annual report is expected to show an increased net loss for the year ended December 31, 2006. The losses are expected to be approximately $4,000,000 as compared to $1,779,843 for the year ended December 31, 2005. The continuing and increased loss is primarily due to a decrease in revenues, a significant recognition in 2006 of impairment, abandonment and dry hole costs and also increased general and administrative expenses.
Certain statements in this news release regarding future expectations and plans may be regarded as “forward-looking statements.” These matters involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements contained herein.